Exhibit 10.11

REINSTATEMENT AND SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS REINSTATEMENT AND SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made effective as of September 19, 2013 (the “Amendment Date”), by and between WEST VALLEY DISTRIBUTION ASSOCIATES-I, LP, a Washington limited partnership (“Seller”), and IIT ACQUISITIONS LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

A. Seller and Buyer previously entered into that certain Purchase and Sale Agreement dated as of August 5, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 4, 2013 (as amended, the “Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, that certain real property (the “Property”) situated in the City of Kent, State of Washington, which Property is more particularly described in the Agreement.

B. The Inspection Period (as defined in the Agreement) expired on September 18, 2013 without Buyer having waived its termination right pursuant to Section 4.3 of the Agreement. As a result, the Agreement automatically terminated.

C. Seller and Buyer now desire to reinstate and amend the Agreement, upon the terms and conditions more particularly set forth herein.

A G R E E M E N T

NOW THEREFORE, in consideration of the terms and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree to reinstate and amend the Agreement as follows:

1. Definitions. All defined terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

2. Reinstatement. The Agreement is hereby reinstated in its entirety, is in full force and effect, and is amended by this Amendment.

3. Closing Date. Notwithstanding anything to the contrary in the Agreement, the Closing Date is hereby extended to no later than December 16, 2013, for all purposes of the Agreement; provided that Buyer shall have the right to accelerate the Closing Date by delivering ten (10) days’ advance written notice to Seller.

4. Metropolitan Gymnastics.

(a) Metropolitan Gymnastics Amendment. Buyer and Seller acknowledge and agree that the terms of the first amendment to the Metropolitan Gymnastics’ Lease (the “MG Lease Amendment”) require Seller to complete, at Seller’s cost, certain tenant improvements (“Work”) within the premises leased by Metropolitan Gymnastics, Inc. (“Metropolitan Gymnastics”). Seller agrees that upon the mutual execution of this Amendment, Seller shall, at Seller’s cost, promptly commence the construction of the Work and shall diligently pursue the Work to completion in accordance with the requirements set forth in the MG Lease Amendment. In connection with the completion of the Work, Seller covenants and agrees that it shall provide the Title Company with any affidavits required so that the Title Policy can be issued free of any mechanics’ liens exceptions. In addition, Seller agrees to provide Buyer with bi-monthly written reports of the status of completion of the Work.

(b) Pre-Closing Work Completion. If, upon the Closing Date, the Work has been completed and accepted by Metropolitan Gymnastics in accordance with the provisions of the MG Lease Amendment, upon the Closing Date, Buyer shall credit Seller an amount equal to Twenty Five Thousand Dollars ($25,000.00) as partial reimbursement to Seller for the cost of the Work. In addition, upon the Closing Date, Seller shall assign to Buyer any warranties that it receives from the contractors with respect to the Work.

(c) Post-Closing Work Completion. If, upon the Closing Date, the Work has not been completed and accepted by Metropolitan Gymnastics in accordance with the provisions of the MG Lease Amendment, in lieu of requiring Seller to complete the Work before the Closing Date, subject to the terms of this Amendment, Buyer may agree to cause the completion of the Work following the Closing Date. In such event, to guaranty Seller’s obligation to pay for the cost of the remaining Work, simultaneously with the Closing, Escrow Agent shall withhold from the Purchase Price an amount equal to one hundred ten percent (110%) of the remaining cost of the Work as reasonably determined by the contractor performing the Work (the “Metropolitan Gymnastics Holdback Funds”). Escrow Agent shall hold the Metropolitan Gymnastics Holdback Funds in escrow and distribute the Metropolitan Gymnastics Holdback Funds in accordance with the provisions of this Section 3. Such amount shall in no event be deemed a limitation on Seller’s obligation to pay for the entire cost of all of the Work. Such obligation shall survive the Close of Escrow and shall not be merged with the recordation of the Deed.

(i) Release of Metropolitan Gymnastics Holdback Funds. Buyer shall have the right from time to time to draw from the Metropolitan Gymnastics Holdback Funds to pay for the Work by submitting to Escrow Agent copies of the invoices covering such Work. Following its receipt of such draw request from Buyer, Escrow Agent shall promptly disburse to Buyer from the Metropolitan Gymnastics Holdback Funds an amount sufficient to pay the applicable invoices without any further instructions required by the parties hereunder. In the event there is insufficient funds in the Metropolitan Gymnastics Holdback Funds to cover the cost of the Work paid for by Buyer, Seller shall promptly pay to Buyer the amounts set forth in the invoices that were not covered by the Metropolitan Gymnastics Holdback Funds.

(ii) Unused Metropolitan Gymnastics Holdback Funds. Upon the completion of the Work and the payment of all third party costs incurred by Buyer to complete the Work, Buyer shall instruct Escrow Agent to disburse any unused portion of the Metropolitan Gymnastics Holdback Funds to Seller.

(iii) Additional Work Reimbursement. Upon the completion of the Work and reimbursement to Buyer of all costs incurred by Buyer for the cost of the Work, Buyer shall pay Seller an amount equal to Twenty Five Thousand Dollars ($25,000.00) as partial payment for the cost of the Work. Such obligation shall survive the Close of Escrow and shall not be merged with the recordation of the Deed.

(d) Interest. Escrow Agent shall deposit the Metropolitan Gymnastics Holdback Funds in a separate interest-bearing account at a federally insured state or national bank reasonably acceptable to Seller and Buyer. All interest accrued on the Metropolitan Gymnastics Holdback Funds shall be included within and treated as part of the Metropolitan Gymnastics Holdback Funds.

(e) Escrow Instructions. If required by Escrow Agent, Buyer and Seller agree that they will promptly instruct Escrow Agent in writing to disburse the Metropolitan Gymnastics Holdback Funds in accordance with the terms of this Sections 4. Escrow Agent shall not disburse any portion of the Metropolitan Gymnastics Holdback Funds except pursuant to the terms of this Amendment, pursuant to the written instructions of Buyer and Seller as set forth above, or pursuant to an order of court of competent jurisdiction. Buyer and Seller agree to execute, deliver and be bound by any reasonable and customary supplemental escrow instructions which Escrow Agent may require in connection with the creation and administration of the Metropolitan Gymnastics Holdback Funds, provided that such supplemental instructions shall not conflict with, amend or supersede the terms and provisions of this Amendment. Any and all fees and costs that Escrow Agent may charge in connection with the creation and administration of the Metropolitan Gymnastics Holdback Funds shall be shared equally by Buyer and Seller.

(f) Escrow Agent Indemnity. Should a dispute arise as to the monies held by Escrow Agent pursuant to the terms of this Section 3, Buyer and Seller each agree to hold Escrow Agent harmless and to pay all reasonable attorney’s fees and expenses that may be incurred should Escrow Agent be sued or decide to file an interpleader action.

5. Inspection Period. Notwithstanding anything to the contrary in the Agreement, the expiration of the Inspection Period is hereby extended to 5:00 p.m. (Pacific Time) on October 2, 2013, for all purposes of the Agreement.

6. Miscellaneous.

(a) Effect of Amendment. Except to the extent the Agreement is modified by this Amendment, the remaining terms and conditions of the Agreement shall remain unmodified and in full force and effect. In the event of conflict, between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control. As used in the Agreement, all references to “this Agreement” shall mean and refer to the Agreement as amended by this Amendment.

(b) Entire Agreement. The Agreement, together with this Amendment, embodies the entire understanding between Buyer and Seller with respect to its subject matter and can be changed only by an instrument in writing signed by Buyer and Seller.

(c) Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts or electronic counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment.

(d) Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to conflicts of law principles.

IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first written above.

SELLER:

WEST VALLEY DISTRIBUTION ASSOCIATES-I, LP,
a Washington limited partnership

By:	/s/ Nick Westlund
Name:	Nick Westlund
Title:	General Partner

BUYER:

IIT ACQUISITIONS LLC,
a Delaware limited liability company

By:	IIT Real Estate Holdco LLC,
its Sole Member

	By:	Industrial Income Operating Partnership LP,
its Sole Member

		By:	Industrial Income Trust Inc.,
its General Partner

			By:	/s/ Thomas G. McGonagle
			Name:	Thomas G. McGonagle
			Title:	CFO

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